EXHIBIT 12.2

ALCAN INC.
COMPUTATION OF EARNINGS TO FIXED CHARGES
US GAAP
(IN MILLIONS OF US DOLLARS)

                                                 THREE                         YEAR
                                             MONTHS ENDED    ----------------------------------------
                                            MARCH 31, 2002   2001     2000     1999     1998     1997
                                            --------------   ----------------------------------------
Consolidated net income (loss) before
  Extraordinary item                              153         (54)     606      455      417      504
Less:  Equity income of less than 50%
       owned companies                              1           3        4       (1)     (48)     (33)
Plus:  Dividends received from less than
       50% owned companies                          0           2        1        1        5        6
Plus:  Minority interest of subsidiaries that
       have fixed charges                           0         (13)      (1)      14       (4)       4
                                                 ----------------------------------------------------
SUBTOTAL                                          152         (68)     602      471      466      547
                                                 ----------------------------------------------------
FIXED CHARGES

Amount representative of interest factor in
   Rentals                                          5          24       19       19       28       23
Amount representative of interest factor in
   rentals, 50% owned companies                     0           0        0        0        0        0
Interest expense - net                             50         254       78       76       92      101
Interest expense, 50% owned companies               0           0        0        0        0        0
Capitalized interest                                0          30       81       41       15        2
Capitalized interest, 50% owned companies           0           0        0        0        0        0
                                                 ----------------------------------------------------
TOTAL FIXED CHARGES                                55         308      178      136      135      126
                                                 ====================================================
Less:  Capitalized interest                         0          30       81       41       15        2
                                                 ====================================================
FIXED CHARGES ADDED TO INCOME/(LOSS)               55         278       97       95      120      124
                                                 ====================================================
Plus:  Amortization of capitalized interest         6          25       21       18       15       16
                                                 ====================================================
Income taxes                                      110           7      259      211      210      211
                                                 ====================================================
EARNINGS BEFORE FIXED CHARGES AND INCOME
   TAXES                                          323         242      979      795      811      898
                                                 ====================================================
RATIO OF EARNINGS TO FIXED CHARGES               5.87        0.79     5.50     5.85     6.01     7.13
                                                 ====================================================